                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                  Diatide, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   252842 10 9
                          ----------------------------
                                 (CUSIP Number)




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  CUSIP No.  252842 10 9              13G                 Page  2  of  9
             -----------                                       ---    ---
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                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         Medical Science Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP -

         Not Applicable
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   0 Shares
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  936,311 Shares
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    0 Shares
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   936,311 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         936,311 Shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

         Not Applicable
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         9.2%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         PN
--------------------------------------------------------------------------------



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  CUSIP No.  252842 10 9              13G                 Page  3  of  9
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--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         Medical Science Ventures, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                            5.       SOLE VOTING POWER

                                     0 Shares
         NUMBER OF          ----------------------------------------------------
          SHARES            6.       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    936,311 Shares
          EACH              ----------------------------------------------------
        REPORTING           7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                      0 Shares
                            ----------------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     936,311 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         936,311 Shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

         Not Applicable
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         9.2%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         PN
--------------------------------------------------------------------------------





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  CUSIP No.  252842 10 9              13G                 Page  4  of  9
             -----------                                       ---    ---
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--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         Andre L. Lamotte
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER

                                    8,840 Shares
         NUMBER OF         -----------------------------------------------------
          SHARES           6.       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   1,028,830 Shares
          EACH             -----------------------------------------------------
        REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                     8,840 Shares
                           -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER

                                    1,028,830 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         1,037,670 Shares (Includes 919,089 Shares held by Medical Science Partners, L.P., the sole general partner of which is Medical Science Ventures, L.P., of which Mr. Lamotte is a general partner. Also includes 96,154 Shares held by Medical Science Partners II, L.P. and 13,587 Shares held by Medical Science II Co-Investment L.P., the sole general partner of each of which is Medical Science Ventures II, L.P., of which Mr. Lamotte is a general partner.)
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

                                                                         [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         10.2%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         IN
--------------------------------------------------------------------------------




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  CUSIP No.  252842 10 9              13G                 Page  5  of  9
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--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         Joseph F. Lovett
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                            5.       Sole Voting Power

                                     13,382 Shares
          NUMBER OF         ----------------------------------------------------
           SHARES           6.       Shared Voting Power
        BENEFICIALLY
          OWNED BY                   1,028,830 Shares
           EACH             ----------------------------------------------------
         REPORTING          7.       Sole Dispositive Power
          PERSON
           WITH:                     13,382 Shares
                            ----------------------------------------------------
                            8.       Shared Dispositive Power

                                     1,028,830 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         1,042,212 Shares (Includes 919,089 Shares held by Medical Science Partners, L.P., the sole general partner of which is Medical Science Ventures, L.P., of which Mr. Lovett is a general partner. Also includes 96,154 Shares held by Medical Science Partners II, L.P. and 13,587 Shares held by Medical Science II Co-Investment L.P., the sole general partner of each of which is Medical Science Ventures II, L.P., of which Mr. Lovett is a general partner.)
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

                                                                        [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         10.2%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         IN
--------------------------------------------------------------------------------




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  CUSIP No.  252842 10 9              13G                 Page  6  of  9
             -----------                                       ---    ---
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                                  SCHEDULE 13G


Item 1(a).  Name of Issuer:
            ---------------

            Diatide, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            Nine Delta Drive
            Londonderry, New Hampshire 03053


Item 2(a).  Name of Person Filing:
            ----------------------

            Andre L. Lamotte for himself and on behalf of:

            Medical Science Partners, L.P.
            Medical Science Ventures, L.P.
            Joseph F. Lovett


Item 2(b).  Address of Principal Business Office or, if None, Residence:
            ------------------------------------------------------------

            For each reporting person the business address is:

            c/o Medical Science Partners, L.P.
            20 William Street
            Suite 250
            Wellesley, MA 02181


Item 2(c).  Citizenship:
            ------------

            Each of Medical Science Partners, L.P. and Medical Science Ventures, L.P. is organized under the laws of the State of Delaware.

            Each of Andre L. Lamotte and Joseph F. Lovett is a citizen of the United States of America.



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  CUSIP No.  252842 10 9              13G                 Page  7  of  9
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Item 2(d).  Title of Class of Securities:
            -----------------------------

            Common Stock, $.001 par value per share


Item 2(e).  CUSIP Number:
            -------------

            252842 10 9


Item 3:

            Not Applicable


Item 4.     Ownership:

            (a) Amount Beneficially Owned:

            Medical Science Partners, L.P. holds 919,089 Shares. The sole general partner of Medical Science Partners, L.P. is Medical Science Ventures, L.P. The general partners of Medical Science Ventures, L.P., who share voting and investment control over the Shares held by Medical Science Partners, L.P., are: Andre L. Lamotte and Joseph
            F. Lovett. Messrs. Lamotte and Lovett are also general partners of Medical Science Ventures II, L.P., which is the sole general partner of each of Medical Science Partners II, L.P. and Medical Science II Co-Investment L.P. Medical Science Partners II, L.P., Medical Science II Co-Investment L.P., Mr. Lamotte and Mr. Lovett hold 96,154 Shares, 13,587 Shares, 8,840 Shares and 13,382 Shares, respectively. Messrs. Lamotte and Lovett disclaim beneficial ownership of Shares held by Medical Science Partners, L.P., Medical Science Partners II, L.P. and Medical Science II Co-Investment L.P. except to the extent of their pecuniary interest therein.

            (b) Percent of Class:

            10.1%



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  CUSIP No.  252842 10 9              13G                 Page  8  of  9
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            (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           8,840 Shares;

                  (ii)     shared power to vote or to direct the vote:

                           1,028,830 Shares;


Item 5.     Ownership of Five Percent or Less of a Class:
            ---------------------------------------------

            Not Applicable


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:
            ----------------------------------------------------------------

            Not Applicable


Item 7.     Identification and Classification of the Subsidiary which Acquired
            ------------------------------------------------------------------
the Security Being Reported by the Parent Holding Company:
----------------------------------------------------------

            Not Applicable


Item 8.     Identification and Classification of Members of the Group:
            ----------------------------------------------------------

            Not Applicable


Item 9.     Notice of Dissolution of Group:
            -------------------------------

            Not Applicable

Item 10.    Certification:
            --------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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  CUSIP No.  252842 10 9              13G                 Page  9  of  9
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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 MEDICAL SCIENCE
                                                 PARTNERS, L.P.

                                                 By: MEDICAL SCIENCE
                                                     VENTURES, L.P.



Date:  February 11, 1997                        By: /s/ Joseph F. Lovett
                                                    --------------------------
                                                    Name: Joseph F. Lovett
                                                    Title: General Partner


                                                 MEDICAL SCIENCE
                                                 VENTURES, L.P.



Date:  February 11, 1997                        By: /s/ Joseph F. Lovett
                                                    --------------------------
                                                    Name: Joseph F. Lovett
                                                    Title: General Partner


Date:  February 11, 1997                        /s/ Andre L. Lamotte
                                                ------------------------------
                                                Andre L. Lamotte


Date:  February 11, 1997                        /s/ Joseph F. Lovett
                                                ------------------------------
                                                Joseph F. Lovett